Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FIRST QUARTER RESULTS,
REAFFIRMS 2016 GUIDANCE

Summary of First Quarter 2016 Financial Results (in millions, except per share amounts):

	Three Months Ended March 31,
	2016	2015	% Change

Operating Revenues	$1,615	$1,646	(1.9)%
Commodity Margin[1]	$580	$535	8.4%
Adjusted EBITDA[1]	$374	$338	10.7%
Adjusted Free Cash Flow[1]	$102	$25	308.0%
Per Share (diluted)	$0.29	$0.07	314.3%
Net Loss, As Adjusted[1]	$(104)	$(62)
Net Loss[2]	$(198)	$(10)
Per Share (diluted)	$(0.56)	$(0.03)

Reaffirming 2016 Full Year Guidance (in millions, except per share amounts):

2016

Adjusted EBITDA	$1,800 - 1,950
Adjusted Free Cash Flow	$710 - 860
Per Share Estimate (diluted)	$2.00 - 2.40

Recent Achievements:

•	Power Operations:

—	Generated approximately 25 million MWh[3] in the first quarter of 2016

—	Achieved top quartile[4] safety metrics: 0.79 total recordable incident rate in the first quarter of 2016

—	Delivered strong first quarter fleetwide starting reliability: 97.6%

—	Geysers wildfire recovery on track for full capacity with insurance proceeds later this year

•	Customer-Oriented Origination Efforts:

—	Expanded Champion Energy’s New England service territory to commercial and industrial customers in Maine and Connecticut

—	Satisfied final regulatory approval requirements for the 20-year PPA that will facilitate a 345 MW expansion of our Mankato Power Plant

—	Entered into a new five-year PPA to provide 50 MW of capacity from our RockGen Energy Center commencing in June 2017, which increases to 100 MW of capacity commencing in June 2019

•	Portfolio and Balance Sheet Management:

—
Reached an agreement for the sale of South Point Energy Center to Nevada Power Company, subject to certain conditions, as well as federal and state regulatory approvals; expected to close no later than first quarter of 2017

—	Corporate Family Rating upgraded by Moody’s Investors Service to Ba3
_________

[1]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

[2]	Reported as Net Loss attributable to Calpine on our Consolidated Condensed Statements of Operations.

[3]	Includes generation from power plants owned but not operated by Calpine and our share of generation from unconsolidated power plants.

[4]	According to EEI Safety Survey (2014).

Calpine Reports First Quarter 2016 Results
April 29, 2016

HOUSTON, Texas April 29, 2016 – Calpine Corporation (NYSE: CPN) today reported a first quarter 2016 Net Loss of $198 million, or $0.56 per diluted share, compared to $10 million, or $0.03 per diluted share, in the prior year period. The year-over-year increase in Net Loss was primarily due to net non-cash mark-to-market losses driven by decreases in forward power and natural gas prices during the first quarter of 2016.

Adjusted EBITDA for the first quarter was $374 million, compared to $338 million in the prior year period, and Adjusted Free Cash Flow was $102 million, or $0.29 per diluted share, compared to $25 million, or $0.07 per diluted share, in the prior year period. The increase in Adjusted EBITDA was primarily due to higher Commodity Margin driven by higher contribution from hedges (including retail), higher regulatory capacity revenue in PJM and ISO-New England and changes in our power plant portfolio. The increase in Adjusted Free Cash Flow was primarily driven by a decrease in major maintenance expense associated with our plant outage schedule, as well as an increase in Adjusted EBITDA, as previously discussed.

Net Loss, As Adjusted, for the first quarter of 2016 was $104 million compared to $62 million in the prior year period. The increase in Net Loss, As Adjusted, was primarily due to an increase in estimated income tax expense in state jurisdictions where we do not have net operating losses, and an increase in depreciation and amortization expense driven largely by power plant portfolio changes, partially offset by an increase in Commodity Margin, as previously discussed.

“I am pleased to report that first quarter Adjusted EBITDA increased $36 million year-over-year, despite mild winter weather across much of the country,” said Thad Hill, Calpine’s President and Chief Executive Officer. “This performance was due to solid operations and effective hedging, and has kept us on track to reaffirm our full year guidance.
“Our first quarter results demonstrate the continued benefits of our geographically diverse, flexible and clean generation fleet. These modern, natural gas-fired power generation resources allow us to be resilient to low natural gas prices in the near term, while favorably positioning us for the long term.
“We also remain focused on building and developing our customer relationships. Over time, we think our customer focus, through both our Champion Energy retail business and our wholesale origination efforts, will deliver better results than simply being a price-taker. Since our last call, we have signed a new five-year contract in the East, expanded our retail service territory in New England and reached an agreement to sell our South Point Energy Center in Arizona to a local utility. This is in addition to the new ten-year toll of our Morgan plant with the Tennessee Valley Authority that we announced in February.
“The sale of our South Point Energy Center represents progress toward our stated goal of divesting non-core assets through accretive transactions,” added Hill. “Subject to certain conditions and regulatory approvals, we expect this transaction to close no later than the first quarter of 2017. I would like to recognize the South Point employees for their dedication and professionalism as members of the Calpine team.
“The South Point sale proceeds, along with proceeds from our previously announced sale of Osprey Energy Center at the end of this year, will further enhance our capital allocation flexibility as we continue to pursue a well-balanced program consisting of growth, capital return and debt reduction.”

Calpine Reports First Quarter 2016 Results
April 29, 2016

SUMMARY OF FINANCIAL PERFORMANCE

First Quarter Results

Adjusted EBITDA for the first quarter of 2016 was $374 million compared to $338 million in the prior year period. The year-over-year increase in Adjusted EBITDA was primarily related to a $45 million increase in Commodity Margin, partially offset by an $8 million increase in plant operating expense5 primarily related to portfolio changes. The increase in Commodity Margin was primarily due to:

+	higher contribution from hedges, including retail,

+	higher regulatory capacity revenue in PJM and ISO-NE, and

+
the net impact of our portfolio management activities, including approximately two months of operation of our 695 MW Granite Ridge Energy Center, which was acquired on February 5, 2016, and a full quarter of operation of our 309 MW Garrison Energy Center, which commenced commercial operation in June 2015, partially offset by the expiration of the operating lease related to the Greenleaf power plants in June 2015,

–
a decrease in generation and lower market spark spreads in the West resulting from lower natural gas prices in the first quarter of 2016 and an increase in hydroelectric generation in California and the Pacific Northwest in March 2016, and

–	the expiration of a tolling contract associated with our Pastoria Energy Center in December 2015.

Adjusted Free Cash Flow was $102 million in the first quarter of 2016 compared to $25 million in the prior year period. Adjusted Free Cash Flow increased during the period primarily due to an increase in Adjusted EBITDA, as previously discussed, and a decrease in major maintenance expense resulting from our plant outage schedule.

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended March 31,
	2016	2015	Variance
West	$197	$218	$(21)
Texas	153	149	4
East	230	168	62
Total	$580	$535	$45

West Region

First Quarter: Commodity Margin in our West segment decreased by $21 million in the first quarter of 2016 compared to the prior year period. Primary drivers were:

–
a decrease in generation and lower market spark spreads resulting from lower natural gas prices in the first quarter of 2016 and an increase in hydroelectric generation in California and the Pacific Northwest in March 2016, and

–	the expiration of a tolling contract associated with our Pastoria Energy Center in December 2015 and the expiration of the operating lease related to the Greenleaf power plants in June 2015.

Texas Region

First Quarter:  Commodity Margin in our Texas segment increased by $4 million in the first quarter of 2016 compared to the prior year period. Primary drivers were:

+	higher contribution from hedges, including retail, partially offset by

–	lower market spark spreads, primarily resulting from milder weather in the first quarter of 2016.

___________
5Increase in plant operating expense excludes changes in major maintenance expense, stock-based compensation expense, non-cash loss on disposition of assets and other costs. See the table titled “Consolidated Adjusted EBITDA Reconciliation” for the actual amounts of these items for the three months ended March 31, 2016 and 2015.

Calpine Reports First Quarter 2016 Results
April 29, 2016

East Region

First Quarter:  Commodity Margin in our East segment increased by $62 million in the first quarter of 2016 compared to the prior year period. Primary drivers were:

+	higher contribution from hedges, including retail,

+	higher regulatory capacity revenue in PJM and ISO-NE, and

+
approximately two months of operation of our 695 MW Granite Ridge Energy Center, which was acquired on February 5, 2016, and a full quarter of operation of our 309 MW Garrison Energy Center, which commenced commercial operations in June 2015, partially offset by

–	a decrease in generation at our legacy power plants due to milder weather in the first quarter of 2016.

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	March 31, 2016	December 31, 2015
Cash and cash equivalents, corporate(1)	$183	$850
Cash and cash equivalents, non-corporate	61	56
Total cash and cash equivalents	244	906
Restricted cash	184	228
Corporate Revolving Facility availability(2)	1,364	1,184
CDHI letter of credit facility availability	38	59
Total current liquidity availability(3)	$1,830	$2,377
____________

(1)	Includes $22 million and $35 million of margin deposits posted with us by our counterparties at March 31, 2016, and December 31, 2015, respectively.

(2)
On February 8, 2016, we amended our Corporate Revolving Facility, extending the maturity by two years to June 2020 and increasing the capacity by an additional $178 million to $1.678 billion through June 2018, reverting back to $1.520 billion through the maturity date. Further, we increased the letter of credit sublimit by $250 million to $1.0 billion and extended the maturity by two years to June 2020. Our ability to use availability under our Corporate Revolving Facility is unrestricted.

(3)
Our ability to use corporate cash and cash equivalents is unrestricted. Our $300 million CDHI letter of credit facility is restricted to support certain obligations under PPAs, transmission and natural gas transportation agreements.

Liquidity was approximately $1.8 billion as of March 31, 2016. Cash and cash equivalents decreased during the first quarter of 2016 primarily due to the acquisition of Granite Ridge Energy Center, payments to fund growth projects and other seasonal variations in working capital.

Table 3: Cash Flow Activities (in millions)

	March 31, 2016	March 31, 2015
Beginning cash and cash equivalents	$906	$717
Net cash provided by (used in):
Operating activities	26	(17)
Investing activities	(611)	(128)
Financing activities	(77)	224
Net increase (decrease) in cash and cash equivalents	(662)	79
Ending cash and cash equivalents	$244	$796

Cash provided by operating activities was $26 million in the first quarter of 2016 compared to cash used in operating activities of $17 million in the prior year. The increase in cash provided by operating activities was primarily due to an increase in income from operations, adjusted for non-cash items, and a reduction in debt extinguishment payments, partially offset by an increase in working capital largely associated with an increase in net accounts receivable/accounts payable balances resulting from higher Commodity Margin in the first quarter of 2016.

Calpine Reports First Quarter 2016 Results
April 29, 2016

Cash used in investing activities was $611 million in the first quarter of 2016 compared to $128 million in the prior year period. The increase was primarily related to the purchase of Granite Ridge Energy Center for $527 million, partially offset by a $29 million decrease in capital expenditures on construction projects and outages.

Cash used in financing activities was $77 million during the first quarter of 2016 and was primarily related to scheduled repayments of debt.

CAPITAL ALLOCATION

Our capital allocation philosophy seeks to maximize levered cash returns to equity on a per share basis while maintaining a strong balance sheet. We strive to enhance shareholder value through the combination of investing for growth at attractive returns, managing the balance sheet through debt pay down and returning capital to shareholders. We view our stock as an attractive investment opportunity, and we use the projected returns from share repurchases as the benchmark against which all other investment decisions are measured. We are committed to remaining fiscally disciplined and balanced in our capital allocation decisions.

Acquisition of Granite Ridge Energy Center

In February 2016, we completed the purchase of Granite Ridge Energy Center, a power plant with a nameplate capacity of 745 MW (summer peaking capacity of 695 MW), for approximately $500 million, excluding working capital and other adjustments. The addition of this modern, efficient, natural gas-fired, combined-cycle power plant meaningfully increased our capacity in the constrained New England market. The power plant features two combustion turbines, two heat recovery steam generators and one steam turbine. We funded the acquisition with a combination of cash on hand and financing obtained in the fourth quarter of 2015.

Corporate Revolver Extension and Expansion

On February 8, 2016, we amended our Corporate Revolving Facility, extending the maturity by two years to June 27, 2020, and increasing the capacity by an additional $178 million to $1.678 billion through June 27, 2018, reverting back to $1.520 billion through the maturity date. Further, we increased the letter of credit sublimit by $250 million to $1.0 billion and extended the maturity by two years to June 27, 2020.

Growth and Portfolio Management

East:

Garrison Energy Center: We are in the early stages of development of a second phase of the Garrison Energy Center that will add approximately 450 MW of dual-fuel, combined-cycle capacity. PJM has completed the project’s system impact study and the facilities study is underway.
York 2 Energy Center: York 2 Energy Center is a 760 MW dual-fuel, combined-cycle project that will be co-located with our York Energy Center in Peach Bottom Township, Pennsylvania. Once complete, the power plant will feature two combustion turbines, two heat recovery steam generators and one steam turbine. The project’s capacity cleared PJM’s 2017/2018 and 2018/2019 base residual auctions. The project is now under construction, and we expect commercial operations to commence during the second quarter of 2017. PJM has completed the interconnection study process for an additional 68 MW of planned capacity at the York 2 Energy Center. This incremental 68 MW of planned capacity cleared the 2018/19 base residual auction.
Mankato Power Plant Expansion: By order dated February 5, 2015, the Minnesota Public Utilities Commission concluded a competitive resource acquisition proceeding and selected a 345 MW expansion of our Mankato Power Plant, authorizing execution of a 20-year PPA between Calpine and Xcel Energy. The PPA was executed in April 2015 and satisfied final regulatory approval requirements in March 2016. Commercial operation of the expanded capacity is expected by June 1, 2019.

Calpine Reports First Quarter 2016 Results
April 29, 2016

PJM and ISO-NE Development Opportunities: We are currently evaluating opportunities to develop additional projects in the PJM and ISO-NE market areas that feature cost-advantages, such as existing infrastructure and favorable transmission queue positions. These projects are continuing to advance entitlements (such as permits, zoning and transmission) for their potential future development when economical.
Osprey Energy Center: We executed an asset sale agreement in the fourth quarter of 2014 for the sale of our Osprey Energy Center to Duke Energy Florida, Inc. for approximately $166 million, excluding working capital and other adjustments, which will be consummated in January 2017 upon the conclusion of a 27-month PPA. The sale has received FERC and state regulatory approvals and represents a strategic disposition of a power plant in a wholesale power market dominated by regulated utilities.

Texas:

Guadalupe Peaking Energy Center: In April 2015, we executed an agreement with Guadalupe Valley Electric Cooperative (“GVEC”) that will facilitate the construction of a 418 MW natural gas-fired peaking power plant to be co-located with our Guadalupe Energy Center. Under the terms of the agreement, construction of the Guadalupe Peaking Energy Center (“GPEC”) may commence at our discretion, so long as the power plant reaches commercial operation by June 1, 2019. When the power plant begins commercial operation, GVEC will purchase a 50% ownership interest in GPEC. Once built, GPEC will feature two fast-ramping combustion turbines capable of responding to peaks in power demand. This project represents a mutually beneficial response to our customer’s desire to have direct access to peaking generation resources, as it leverages the benefits of our existing site and development rights and our construction and operating expertise, as well as our customer’s ability to fund its investment at attractive rates, all while affording us the flexibility of timing the plant’s construction in response to market pricing signals.

West:

South Point Energy Center: On April 1, 2016, we entered into an asset sale agreement for the sale of substantially all of the assets comprising our South Point Energy Center to Nevada Power Company d/b/a NV Energy. The sale is subject to certain conditions precedent, as well as federal and state regulatory approvals, and is expected to close no later than the first quarter of 2017. The natural gas-fired, combined-cycle plant is located on the Fort Mojave Indian Reservation in Mohave Valley, Arizona, and features a summer peak capacity of 504 MW. This transaction supports our effort to divest non-core assets outside our strategic concentration. Financial terms are not being provided at this time due to confidentiality terms specified in the agreement.
All Segments:

Turbine Modernization: We continue to move forward with our turbine modernization program. Through March 31, 2016, we have completed the upgrade of 13 Siemens and eight GE turbines totaling approximately 210 MW and have committed to upgrade three additional turbines. In addition, we have begun a program to update our dual-fueled turbines at certain of our East Region power plants.

Calpine Reports First Quarter 2016 Results
April 29, 2016

OPERATIONS UPDATE

First Quarter Power Operations Achievements:

•	Safety Performance:

—	Maintained top quartile[4] safety metrics: 0.79 total recordable incident rate

•	Availability Performance:

—	Delivered strong fleetwide starting reliability: 97.6%

•	Power Generation:

—	Four gas-fired plants with first quarter capacity factors greater than 70%: Hermiston, Pasadena, Pine Bluff and Stony Brook

Geysers Wildfire Impact

In September 2015, a wildfire spread to our Geysers assets in Lake and Sonoma counties, California. The wildfire affected five of our 14 power plants in the region, which sustained damage to ancillary structures such as cooling towers and communication/electric deliverability infrastructure. Our Geysers assets are currently generating renewable power for our customers at more than 80% of the normal operating capacity and will be restored to pre-fire levels once repairs are completed, which is expected during the third quarter of 2016. We believe the repair and replacement costs, as well as our net revenue losses relating to the wildfire, will be limited to our insurance deductibles of approximately $36 million, all of which was recognized in 2015. Any losses incurred in 2016 related to the wildfire will be primarily offset by insurance proceeds, when such proceeds are realizable. We record insurance proceeds in the same financial statement line as the related loss is incurred. We do not anticipate the impact of the wildfire or timing of insurance proceeds recovery will have a material impact on our financial condition, results of operations or cash flows.

First Quarter Commercial Operations Achievements:

•	Customer Relationships:

East:

—	We entered into a new ten-year PPA with Tennessee Valley Authority to provide 615 MW of energy and capacity from our Morgan Energy Center commencing in February 2016.

—	Champion Energy expanded its New England service territory and now offers electricity service to commercial and industrial customers in Maine and Connecticut.

—	We satisfied final regulatory approval requirements for our 20-year PPA with Xcel Energy, which will facilitate a 345 MW expansion of our Mankato Power Plant.

—
We entered into a new five-year PPA with a third party to provide 50 MW of capacity from our RockGen Energy Center commencing in June 2017, which increases to 100 MW of capacity commencing in June 2019.

Calpine Reports First Quarter 2016 Results
April 29, 2016

2016 FINANCIAL OUTLOOK
(in millions, except per share amounts)

Full Year 2016
Adjusted EBITDA	$1,800 - 1,950
Less:
Operating lease payments	25
Major maintenance expense and maintenance capital expenditures(1)	410
Cash interest, net(2)	635
Cash taxes	15
Other	5
Adjusted Free Cash Flow	$710 - 860
Per Share Estimate (diluted)	$2.00 - 2.40

Debt amortization and repayment (3)	$(435)
Growth capital expenditures (net of debt funding)	$(285)
____________

(1)	Includes projected major maintenance expense of $270 million and maintenance capital expenditures of $140 million in 2016. Capital expenditures exclude major construction and development projects.

(2)	Includes commitment, letter of credit and other fees from consolidated and unconsolidated investments, net of capitalized interest and interest income.

(3)	Includes $210 million of recurring amortization, as well as $225 million of proceeds from our 2023 First Lien Term Loan that we intend to use to repay project and corporate debt.

As detailed above, today we are reaffirming our 2016 guidance. We expect Adjusted EBITDA of $1.8 billion to $1.95 billion and Adjusted Free Cash Flow of $710 million to $860 million, or $2.00 to $2.40 per share. We expect to invest $285 million in our growth projects throughout 2016, primarily the construction of York 2 Energy Center.

INVESTOR CONFERENCE CALL AND WEBCAST

We will host a conference call to discuss our financial and operating results for the first quarter on Friday, April 29, 2016, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call may be accessed through our website at www.calpine.com, or by dialing (800) 446-1671 in the U.S. or (847) 413-3362 outside the U.S. The confirmation code is 42124995. An archived recording of the call will be made available for a limited time on our website or by dialing (888) 843-7419 in the U.S. or (630) 652-3042 outside the U.S. and providing confirmation code 42124995. Presentation materials to accompany the conference call will be available on our website on April 29, 2016.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources.  Our fleet of 84 power plants in operation or under construction represents more than 27,000 megawatts of generation capacity.  Through wholesale power operations and our retail business, Champion Energy, we serve customers in 21 states and Canada. We specialize in developing, constructing, owning and operating natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our clean, efficient, modern and flexible fleet is uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about why Calpine is a generation ahead - today, or visit www.championenergyservices.com for details on Champion’s award-winning retail electric services.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, has been filed with the Securities and Exchange Commission (SEC) and is available on the SEC’s website at www.sec.gov.

Calpine Reports First Quarter 2016 Results
April 29, 2016

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and extent to which we hedge risks;

•
Laws, regulations and market rules in the markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our First Lien Notes, Senior Unsecured Notes, Corporate Revolving Facility, First Lien Term Loans, CCFC Term Loans and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Competition, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power, resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts, wildfires and floods, acts of terrorism or cyber-attacks that may impact our power plants or the markets our power plants or retail operations serve and our corporate headquarters;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our customer and counterparty exposure and credit risk, including our commodity positions;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•
Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2015, in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports First Quarter 2016 Results
April 29, 2016

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions, except share and per share amounts)
Operating revenues:
Commodity revenue	$1,585	$1,638
Mark-to-market gain	25	3
Other revenue	5	5
Operating revenues	1,615	1,646
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,006	1,077
Mark-to-market (gain) loss	120	(67)
Fuel and purchased energy expense	1,126	1,010
Plant operating expense	255	260
Depreciation and amortization expense	180	158
Sales, general and other administrative expense	38	37
Other operating expenses	20	20
Total operating expenses	1,619	1,485
(Income) from unconsolidated investments in power plants	(7)	(5)
Income from operations	3	166
Interest expense	157	154
Interest (income)	(1)	(1)
Debt extinguishment costs	—	19
Other (income) expense, net	6	2
Loss before income taxes	(159)	(8)
Income tax expense (benefit)	35	(1)
Net loss	(194)	(7)
Net income attributable to the noncontrolling interest	(4)	(3)
Net loss attributable to Calpine	$(198)	$(10)

Basic and diluted loss per common share attributable to Calpine:
Weighted average shares of common stock outstanding (in thousands)	353,501	372,935
Net loss per common share attributable to Calpine — basic and diluted	$(0.56)	$(0.03)

Calpine Reports First Quarter 2016 Results
April 29, 2016

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2016	2015
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$244	$906
Accounts receivable, net of allowance of $3 and $2	569	644
Inventories	490	475
Margin deposits and other prepaid expense	149	137
Restricted cash, current	167	216
Derivative assets, current	1,853	1,698
Other current assets	303	19
Total current assets	3,775	4,095
Property, plant and equipment, net	13,407	13,012
Restricted cash, net of current portion	17	12
Investments in power plants	89	79
Long-term derivative assets	420	313
Long-term assets held for sale	—	130
Other assets	951	1,040
Total assets	$18,659	$18,681
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$433	$552
Accrued interest payable	124	129
Debt, current portion	205	221
Derivative liabilities, current	1,975	1,734
Other current liabilities	348	412
Total current liabilities	3,085	3,048
Debt, net of current portion	11,672	11,716
Long-term derivative liabilities	585	473
Other long-term liabilities	344	277
Total liabilities	15,686	15,514

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; authorized 100,000,000 shares, none issued and outstanding	—	—
Common stock, $0.001 par value per share; authorized 1,400,000,000 shares, 359,542,565 and 356,755,747 shares issued, respectively, and 359,027,395 and 356,662,004 shares outstanding, respectively	—	—
Treasury stock, at cost, 515,170 and 93,743 shares, respectively	(7)	(1)
Additional paid-in capital	9,602	9,594
Accumulated deficit	(6,503)	(6,305)
Accumulated other comprehensive loss	(177)	(179)
Total Calpine stockholders’ equity	2,915	3,109
Noncontrolling interest	58	58
Total stockholders’ equity	2,973	3,167
Total liabilities and stockholders’ equity	$18,659	$18,681

Calpine Reports First Quarter 2016 Results
April 29, 2016

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Cash flows from operating activities:
Net loss	$(194)	$(7)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization(1)	226	171
Income tax expense	35	—
Mark-to-market activity, net	94	(71)
(Income) from unconsolidated investments in power plants	(7)	(5)
Stock-based compensation expense	9	11
Other	(4)	(2)
Change in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	87	120
Derivative instruments, net	(12)	(17)
Other assets	(19)	(28)
Accounts payable and accrued expenses	(207)	(204)
Other liabilities	18	15
Net cash provided by (used in) operating activities	26	(17)
Cash flows from investing activities:
Purchases of property, plant and equipment	(133)	(162)
Purchase of Granite Ridge Energy Center	(527)	—
Decrease in restricted cash	43	35
Other	6	(1)
Net cash used in investing activities	$(611)	$(128)

(Table continues)

Calpine Reports First Quarter 2016 Results
April 29, 2016

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS — (Continued)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in millions)
Cash flows from financing activities:
Repayment of CCFC Term Loans and First Lien Term Loans	$(13)	$(11)
Borrowings under Senior Unsecured Notes	—	650
Repurchase of First Lien Notes	—	(147)
Repayments of project financing, notes payable and other	(56)	(58)
Distribution to noncontrolling interest holder	(2)	—
Financing costs	(7)	(11)
Stock repurchases	—	(202)
Proceeds from exercises of stock options	—	3
Other	1	—
Net cash provided by (used in) financing activities	(77)	224
Net increase (decrease) in cash and cash equivalents	(662)	79
Cash and cash equivalents, beginning of period	906	717
Cash and cash equivalents, end of period	$244	$796

Cash paid during the period for:
Interest, net of amounts capitalized	$150	$146
Income taxes	$2	$6

Supplemental disclosure of non-cash investing activities:
Change in capital expenditures included in accounts payable	$15	$(22)
__________

(1)	Includes depreciation and amortization included in commodity revenue, commodity expense and interest expense on our Consolidated Condensed Statements of Operations.

Calpine Reports First Quarter 2016 Results
April 29, 2016

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying first quarter 2016 earnings release contains non-GAAP financial measures. Net Income (Loss), As Adjusted, Commodity Margin, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures that we use as measures of our performance. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Net Income (Loss), As Adjusted, represents net income (loss) attributable to Calpine, adjusted for certain non-cash and non-recurring items, including mark-to-market (gain) loss on derivatives, debt modification and extinguishment costs and other adjustments. Net Income (Loss), As Adjusted, is presented because we believe it is a useful tool for assessing the operating performance of our company in the current period. Net Income (Loss), As Adjusted, is not intended to represent net income (loss), the most comparable U.S. GAAP measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.

Commodity Margin includes our power and steam revenues, sales of purchased power and physical natural gas, capacity revenue, revenue from renewable energy credits, sales of surplus emission allowances, transmission revenue and expenses, fuel and purchased energy expense, fuel transportation expense, environmental compliance expense, and realized settlements from our marketing, hedging, optimization and trading activities, but excludes mark-to-market activity and other revenues. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure reviewed by our chief operating decision maker. Commodity Margin does not intend to represent income from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted EBITDA represents net income (loss) attributable to Calpine before net (income) loss attributable to the noncontrolling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash and non-recurring items as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We believe that EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, we believe that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude the Adjusted EBITDA related to the noncontrolling interest, stock-based compensation expense, operating lease expense, non-cash gains and losses from foreign currency translations, major maintenance expense, gains or losses on the repurchase, modification or extinguishment of debt, non-cash GAAP-related adjustments to levelize revenues from tolling agreements and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Adjusted Free Cash Flow represents net income before interest, taxes, depreciation and amortization, as adjusted, less operating lease payments, major maintenance expense and maintenance capital expenditures, net cash interest, cash taxes and other adjustments, including non-recurring items. Adjusted Free Cash Flow is presented because we believe it is a useful tool for assessing the financial performance of our company in the current period. Adjusted Free Cash Flow is a performance measure and is not intended to represent net income (loss), the most directly comparable U.S. GAAP measure, or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports First Quarter 2016 Results
April 29, 2016

Net Loss, As Adjusted Reconciliation

The following table reconciles our Net Loss, As Adjusted, to its U.S. GAAP results for the three months ended March 31, 2016 and 2015 (in millions):

	Three Months Ended March 31,
	2016	2015
Net loss attributable to Calpine	$(198)	$(10)
Debt extinguishment costs(1)	—	19
Mark-to-market (gain) loss on derivatives(1)(2)	94	(71)
Net Loss, As Adjusted	$(104)	$(62)
__________

(1)	Shown net of tax, assuming a 0% effective tax rate for these items.

(2)
In addition to changes in market value on derivatives not designated as hedges, changes in mark-to-market (gain) loss also includes hedge ineffectiveness and adjustments to reflect changes in credit default risk exposure.

Commodity Margin Reconciliation

The following tables reconcile our Commodity Margin to its U.S. GAAP results for the three months ended March 31, 2016 and 2015 (in millions):

	Three Months Ended March 31, 2016
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$197	$153	$230	$—	$580
Add: Mark-to-market commodity activity, net and other(1)	46	(110)	(21)	(6)	(91)
Less:
Plant operating expense	91	86	84	(6)	255
Depreciation and amortization expense	69	53	58	—	180
Sales, general and other administrative expense	10	16	12	—	38
Other operating expenses	8	2	10	—	20
(Income) from unconsolidated investments in power plants	—	—	(7)	—	(7)
Income (loss) from operations	$65	$(114)	$52	$—	$3

	Three Months Ended March 31, 2015
				Consolidation
				And
	West	Texas	East	Elimination	Total
Commodity Margin	$218	$149	$168	$—	$535
Add: Mark-to-market commodity activity, net and other(1)	119	41	(52)	(7)	101
Less:
Plant operating expense	106	89	72	(7)	260
Depreciation and amortization expense	67	49	42	—	158
Sales, general and other administrative expense	10	17	10	—	37
Other operating expenses	10	2	8	—	20
(Income) from unconsolidated investments in power plants	—	—	(5)	—	(5)
Income (loss) from operations	$144	$33	$(11)	$—	$166
_________

(1)	Includes $(22) million and $(24) million of lease levelization and $27 million and $4 million of amortization expense for the three months ended March 31, 2016 and 2015, respectively.

Calpine Reports First Quarter 2016 Results
April 29, 2016

Consolidated Adjusted EBITDA Reconciliation

In the following table, we have reconciled our Adjusted EBITDA and Adjusted Free Cash Flow to our net income (loss) attributable to Calpine for the three months ended March 31, 2016 and 2015, as reported under U.S. GAAP (in millions):

	Three Months Ended March 31,
	2016	2015
Net loss attributable to Calpine	$(198)	$(10)
Net income attributable to the noncontrolling interest	4	3
Income tax expense (benefit)	35	(1)
Debt modification and extinguishment costs and other (income) expense, net	6	21
Interest expense, net of interest income	156	153
Income from operations	$3	$166
Add:
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense, excluding deferred financing costs(1)	179	157
Major maintenance expense	64	78
Operating lease expense	6	9
Mark-to-market (gain) loss on commodity derivative activity	95	(70)
Adjustments to reflect Adjusted EBITDA from unconsolidated investments and exclude the noncontrolling interest(2)	5	5
Stock-based compensation expense	9	11
Loss on dispositions of assets	2	1
Contract amortization	27	4
Other	(16)	(23)
Total Adjusted EBITDA	$374	$338
Less:
Operating lease payments	6	9
Major maintenance expense and capital expenditures(3)	105	143
Cash interest, net(4)	158	155
Cash taxes	2	6
Other	1	—
Adjusted Free Cash Flow(5)	$102	$25

Weighted average shares of common stock outstanding (diluted, in thousands)	353,501	372,935
Adjusted Free Cash Flow Per Share (diluted)	$0.29	$0.07
_________

(1)	Depreciation and amortization expense in the income from operations calculation on our Consolidated Condensed Statements of Operations excludes amortization of other assets.

(2)	Adjustments to reflect Adjusted EBITDA from unconsolidated investments include (gain) loss on mark-to-market activity of nil for the three months ended March 31, 2016 and 2015.

(3)
Includes $65 million and $79 million in major maintenance expense for the three months ended March 31, 2016 and 2015, respectively, and $40 million and $64 million in maintenance capital expenditures for the three months ended March 31, 2016 and 2015, respectively.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

(5)
Excludes increases in working capital of $58 million and $86 million for the three months ended March 31, 2016 and 2015, respectively. Adjusted Free Cash Flow, as reported, excludes changes in working capital, such that it is calculated on the same basis as our guidance.

Calpine Reports First Quarter 2016 Results
April 29, 2016

Consolidated Adjusted EBITDA Reconciliation (continued)

In the following table, we have reconciled our Adjusted EBITDA to our Commodity Margin, both of which are non-GAAP measures, for the three months ended March 31, 2016 and 2015. Reconciliations for both Adjusted EBITDA and Commodity Margin to comparable U.S. GAAP measures are provided above. Amounts below are shown exclusive of the noncontrolling interest (in millions):

	Three Months Ended March 31,
	2016	2015
Commodity Margin	$580	$535
Other revenue	5	4
Plant operating expense(1)	(181)	(173)
Sales, general and administrative expense(2)	(33)	(30)
Other operating expenses(3)	(13)	(10)
Adjusted EBITDA from unconsolidated investments in power plants	16	14
Other	—	(2)
Adjusted EBITDA	$374	$338
_________

(1)	Shown net of major maintenance expense, stock-based compensation expense, non-cash loss on dispositions of assets and other costs.

(2)	Shown net of stock-based compensation expense and other costs.

(3)	Shown net of operating lease expense, amortization and other costs.

Adjusted EBITDA and Adjusted Free Cash Flow Reconciliation for Guidance (in millions)

Full Year 2016 Range:	Low	High
GAAP Net Income (1)	$165	$315
Plus:
Interest expense, net of interest income	640	640
Depreciation and amortization expense	610	610
Major maintenance expense	265	265
Operating lease expense	25	25
Other(2)	95	95
Adjusted EBITDA	$1,800	$1,950
Less:
Operating lease payments	25	25
Major maintenance expense and maintenance capital expenditures(3)	410	410
Cash interest, net(4)	635	635
Cash taxes	15	15
Other	5	5
Adjusted Free Cash Flow	$710	$860
_________

(1)	For purposes of Net Income guidance reconciliation, mark-to-market adjustments are assumed to be nil.

(2)	Other includes stock-based compensation expense, adjustments to reflect Adjusted EBITDA from unconsolidated investments, income tax expense and other items.

(3)	Includes projected major maintenance expense of $270 million and maintenance capital expenditures of $140 million. Capital expenditures exclude major construction and development projects.

(4)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of capitalized interest and interest income.

Calpine Reports First Quarter 2016 Results
April 29, 2016

OPERATING PERFORMANCE METRICS

The table below shows the operating performance metrics for the periods presented:

	Three Months Ended March 31,
	2016	2015
Total MWh generated (in thousands)(1)(2)	24,125	25,567
West	6,418	7,253
Texas	11,249	11,544
East	6,458	6,770

Average availability(2)	89.9%	89.4%
West	90.3%	88.3%
Texas	86.6%	88.1%
East	92.8%	91.7%

Average capacity factor, excluding peakers	47.4%	52.0%
West	42.9%	47.7%
Texas	56.0%	58.2%
East	40.6%	47.9%

Steam adjusted heat rate (Btu/kWh)(2)	7,264	7,262
West	7,329	7,301
Texas	7,049	7,096
East	7,597	7,516
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.